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              CONTRACT FOR PURCHASE OF REAL ESTATE


          BANKERS NATIONAL LIFE INSURANCE COMPANY, a Texas corporation ("Purchaser"), hereby agrees to purchase, and MERIDIAN MILE ASSOCIATES, L.P., an Indiana limited partnership ("Seller"), hereby agrees to sell, certain real estate described below on the following terms and conditions:

          All rights, title and interest in and to three adjacent tracts of real estate owned by Seller and located on the west side of Pennsylvania Street in Hamilton County, Indiana, consisting in the aggregate of approximately 1.565 acres, which tracts are more particularly described on the attached Exhibit A (the "Real Estate").

          1. Purchase Price and Method of Payment. The purchase price for the Real Estate shall be Two Hundred Forty-Eight Thousand Dollars ($248,000) (the "Purchase Price"), payable in cash or in immediately available funds at closing, subject to adjustments for prorated real estate taxes as provided in Paragraph 7 hereof and to reduction by the brokerage commission payable as provided in Paragraph 15 hereof.

          2. Closing Date and Location. The closing shall occur on or before January 3, 1994, with the exact date of closing to be determined by the mutual agreement of the parties; provided that in no event shall the closing occur prior to the expiration of Purchaser's objection period as set forth in Section 3 hereto (the "Closing Date"). The closing shall take place at the office of Hamilton Title Security, Inc. (the "Title Company"), or such other place as the parties may determine by mutual agreement.

          3. Conditions to Closing. Purchaser's only conditions to closing are the following:

          (a) Title Insurance and Survey. Promptly after the date of this Contract, Seller shall provide to Purchaser a commitment for an owner's policy of title insurance and a survey, as follows:

               (i) Title Insurance. A commitment (the "Title Commitment") from the Title Company to insure marketable title to the Real Estate in the name of Purchaser at the time of the closing, subject to the exceptions stated therein (except for the lien of any mortgage identified therein, if applicable, which shall be released at closing).

               (ii) Survey.  A survey (the "Survey") of the
     Real Estate meeting the Minimum Standards for an Indiana
     Land Title Survey and establishing the precise legal description of the Real Estate.

          Seller shall pay the expenses and premium for the owner's policy of title insurance, and the survey costs. Any objection by Purchaser to any exceptions or matters affecting title as disclosed in the Title Commitment, or matters disclosed by the Survey, shall be stated in writing to Seller within seven (7) business days after receipt of the Title Commitment and the Survey, and if not so stated, shall be deemed waived. If any objections are so stated, and Seller does not cure such objections, then Purchaser shall have the option, as its sole remedy, to waive the objections and proceed to closing or to terminate this Contract.

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          (b)  No Subsequent Encumbrances or Litigation.  The Real
Estate shall not be subject to further encumbrances of any kind after the date of this Contract (except for the lien of real estate taxes and public and private assessments). At the time of closing, there shall be no litigation pending or, to the best of Seller's knowledge, threatened, that could impair the validity of Purchaser's title to the Real Estate. If any such litigation exists, then Purchaser shall have the option, as its sole remedy, to waive the objections and proceed to closing or to terminate this Contract.

          4. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

          (a)  The surface and subsurface conditions of the Real
Estate are suitable for the construction of office buildings and related facilities.

          (b) No portion of the Real Estate has ever been used by Seller as a waste storage or disposal site, and Seller is not aware of any such prior use;

          (c) All applicable laws, ordinances, rules, requirements and regulations of any governmental agency or body in effect with respect to the Real Estate have been complied with by Seller, and Seller is not aware of the existence of any violation of such laws or governmental regulations with respect to the Real Estate;

          (d) All utilities required by law and for the normal operation of an office building and related facilities are available in sufficient capacity at the boundary line of the Real
Estate upon payment by Purchaser of any fees or charges for availability or connections assessed by or otherwise payable to the applicable public utilities and governmental authorities;

          (e) Adequate ingress to and egress from the Real Estate is available over existing public and private roads which Purchaser has the right to use;

          (f) Seller is a limited partnership validly existing under the laws of the State of Indiana with full power and authority to enter into this Contract and to sell the Real Estate on the terms set forth herein, and the execution and delivery of this Contract and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or instrument to which Seller is a party or by which Seller is bound;

          (g) This Contract has been duly and validly authorized, executed and delivered by Seller, and no other action, consent or waiver is required for the consummation by Seller of the transaction contemplated herein; and

          (h) To the best of the Seller's knowledge, there are no actions, suits, or proceedings in or before any court or administrative agency pending or threatened against Seller or affecting the Real Estate.

          5.   Representations and Warranties of Purchaser.
Purchaser represents and warrants to Seller that:

          (a) Purchaser is a corporation validly existing under the laws of the State of Texas with full power and authority to enter into this Contract and to purchase the Real Estate on the terms set forth herein, and the execution and delivery of this Contract and the performance by Purchaser of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or instrument to which Purchaser is a party or by which Purchaser is bound; and

          (b) This Contract has been duly and validly authorized, executed and delivered by Purchaser, and no other action, consent or waiver is required for the consummation by Purchaser of the transaction contemplated herein.

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          6.   Possession.  Possession of the Real Estate shall be
delivered to Purchaser at closing, free and clear of any and all claims (except as may be disclosed by the Title Commitment).

          7. Prorations. Real estate taxes and all public and private assessments shall be prorated as of December 31, 1993 (the "Proration Date"), with a corresponding credit at closing against the Purchase Price. Purchaser shall assume and pay all real estate taxes and public and private assessments which are levied or become a lien after the Proration Date. The current tax rate shall be used for the purposes of calculating the proration of real estate taxes if the applicable tax rate has not been set.

          8. Closing Documents. At closing, assuming that all conditions set forth in Paragraph 3 (including without limitation, removal or cure of any exceptions or other matters affecting title to the Real Estate to which Purchaser has made timely objection) have been satisfied or waived by Purchaser, Seller shall deliver to Purchaser (i) a General Warranty Deed conveying to Purchaser fee simple title to the Real Estate, free and clear of all exceptions (except for current taxes and assessments not delinquent, all matters of record, matters disclosed by the Title Commitment and Survey and applicable zoning and governmental restrictions), (ii) a Vendor's Affidavit in form and substance acceptable to the Title Company to permit the Title Company to issue the final policy of title insurance without the standard exceptions or any other exception not permitted under the terms of this Contract and
(iii) a Non-Foreign Person Affidavit in the form and substance required by the Internal Revenue Code and the regulations related thereto.

          9. Assignment. Purchaser shall not be permitted to assign this Contract without the prior written consent of Seller (except for any assignment to an entity affiliated with Purchaser). No assignment shall relieve Purchaser of its obligations hereunder, unless otherwise agreed by Seller in writing.

          10. Right of Inspection and Risk of Loss. Purchaser and its agents, employees and contractors shall have the right to enter upon the Real Estate and conduct any and all tests and examinations which Purchaser deems necessary. Purchaser shall indemnify and save Seller harmless from any and all loss and damage to any person or property occurring on or about the Real Estate prior to the Closing Date and caused by Purchaser or its agents, employees or contractors (except to the extent that the acts or conduct of Seller or its agents, employees or contractors contributes to said loss or damage). Otherwise, all liability and risk of loss shall be the sole responsibility of Seller until final closing of this transaction. All insurance policies, if any, currently in effect for the Real Estate shall be canceled as of the Closing Date.

          11. Specific Performance. The parties agree that money damages are not an adequate remedy for a breach by Seller and that Purchaser shall be entitled to the remedy of specific performance in the event of such breach.

          12.  Parties.    Except as provided in Paragraph 9, this
Contract shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

          13. Notices. All notices shall be deemed delivered to Seller when deposited in the mail addressed to Seller, c/o
F. Richard Rembusch, at Suite 150, 11550 North Meridian Street, Carmel, Indiana 46032, and to Purchaser when so deposited in the mail addressed to Purchaser, c/o Conseco, Inc., at 11825 North Pennsylvania Street, Carmel, Indiana 46032, Attention:
Lawrence W. Inlow.

          14. Governing Law. This Contract shall be governed by and in accordance with the laws of the State of Indiana. This
Contract may be amended only by an agreement in writing signed by the parties hereto.


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          15.  Brokerage Commission.  Purchaser and Seller
acknowledge and agree that Browning Investments, Inc., shall be paid at closing a brokerage commission equal to six percent (6%) of the Purchase Price, and such commission shall reduce the net proceeds of the Purchase Price received by Seller at closing. Purchaser and Seller represent and warrant that no other fee, commission or similar compensation shall be payable by Purchaser or Seller to any other broker as a result of any act or agreement of Purchaser or Seller, respectively.

          This Contract for Purchase of Real Estate is executed by Seller and Purchaser on this 7th of January, 1994.

                              SELLER:

                              MERIDIAN MILE ASSOCIATES, L.P., an
                              Indiana limited partnership

                              By:  BROWNING REAL ESTATE
                                   PARTNERSHIP, L.P., Its Sole
                                   General Partner

                                   By:  BROWNING REAL ESTATE,
                                        INC., Its General Partner


By:  /s/ F. RICHARD REMBUSCH
     ______________________________________________

Printed:  F. Richard Rembusch

Title: Vice President


                              PURCHASER:

                              BANKERS NATIONAL LIFE INSURANCE
                              COMPANY, a Texas corporation


By: /s/ DONALD F. GONGAWARE
   _________________________________________________

Printed: Donald F. Gongaware

Title: President and Chief Operating Officer


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                             EXHIBIT A

Part of the Northwest Quarter of Section 35, Township 18 North, Range 3 East in Hamilton County, Indiana, being more particularly described as follows:
Beginning at a point on the East line of the said Northwest Quarter Section North 00 degrees 09 minutes 35 seconds West (assumed bearing) 249.00 feet from the Southeast corner of the said Northwest Quarter Section; thence North 00 degrees 09 minutes 35 seconds West along the said East line 123.00 feet; thence South 88 degrees, 45 minutes 10 seconds West parallel with the South line of the said Quarter Section, 182.00 feet; thence South 00 degrees 09 minutes 35 seconds East, parallel with the said East line, 123.00 feet; thence North 88 degrees 45 minutes 10 seconds East 182.00 feet to the Beginning Point,

Together with:

Tract II

Part of the Northwest Quarter of Section 35, Township 18 North, Range 3 East in Hamilton County, Indiana, being more particularly described as follows:
Beginning at a point on the East line of the said Northwest Quarter Section North 00 degrees 09 minutes 35 seconds West (assumed bearing) 149.00 feet from the Southeast corner of the said Northwest Quarter Section; thence North 00 degrees 09 minutes 35 seconds West along the said East line 100.00 feet; thence South 88 degrees 45 minutes 10 seconds West parallel with the South line of the said Quarter Section, 184.00 feet; thence South 00 degrees 09 minutes 35 seconds East parallel with the said East line, 98.00 feet; thence North 89 degrees 22 minutes 32 seconds East 183.97 feet to the Beginning Point,

Together with:

Tract III

Part of the Northwest Quarter of Section 35, Township 18 North, Range 3 East in Hamilton County, Indiana, being more particularly described as follows:

Beginning at the Southeast Corner of the said Northwest Quarter Section; thence South 00 degrees 45 minutes 10 seconds West along the South line of the said quarter Section 184.00 feet; thence North 00 degrees 09 minutes 35 seconds West, parallel with the East line of the said Quarter Section, 151.00 feet; thence North 89 degrees 22 minutes 32 seconds East 183.97 feet to the East line of the said Quarter Section; thence South 00 degrees 09 minutes 35 seconds East along the said East line 149.00 feet to the Beginning Point.